REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida

FINANCIAL REPORTS
AT
MARCH 31, 2001

REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida


TABLE OF CONTENTS

Independent Accountants' Report on Interim
Financial Information                                           F-1
Consolidated Balance Sheets at March 31, 2001 (Unaudited)
and December 31,2000                                            F-2
Consolidated Statements of Operations for the Three
Months Ended March 31, 2001 and 2000 (Unaudited)                F-3
Consolidated Statements of Cash Flows for the
Three Months Ended March 31, 2001 and 2000 (Unaudited)          F-4 - F-5
Notes to the Consolidated Financial Statements                  F-6




INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors
REII Incorporated and Subsidiaries
(A Delaware Corporation)
Naples, Florida


        We have reviewed the accompanying consolidated balance sheet of REII Incorporated and Subsidiaries as of March 31, 2001 and the related consolidated statements of operations and cash flows for the three months ended March 31, 2001 and 2000. All information included in these consolidated financial statements is the representation of the Company's management.

        We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to the financial data and making inquiries of persons responsible for financial accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

        Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

        We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 2000 (presented herein), and the related consolidated statements of changes in stockholders' equity, operations, and cash flows (not presented herein) for the year ended then ended, and in our report dated February 12, 2001, we expressed an unqualified opinion on those consolidated financial statements. We have not performed any audit procedures subsequent to the date of our report.



/s/ Rotenberg & Co., LLP


Rotenberg & Co., LLP
Rochester, New York
  May 4, 2001
                                     F-1




REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida


CONSOLIDATED BALANCE SHEETS
________________________________________________________________________

                                              (Unaudited)
                                               March 31,     December 31,
                                                 2001          2000
________________________________________________________________________

ASSETS

Revenue Producing Assets -
  Net of Accumulated Depreciation            $ 816,800      $ 1,219,018
Land Held for Investment                        24,000           24,000
Cash and Cash Equivalents                       10,815           18,113
Other Current Assets                            11,314            7,216
Tenant Escrow Account                           28,112           34,098
Office Property and Equipment -
  Net of Accumulated Depreciation                5,956            5,858
________________________________________________________________________
Total Assets                                 $ 896,997      $ 1,308,303
________________________________________________________________________

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Mortgages Payable - Banks                    $ 574,418     $    784,983
Mortgages Payable - Stockholder                206,178          365,943
Accounts Payable and Accrued Expenses           10,584           17,546
Tenant Escrow Liability                         28,112           34,098
Due to Stockholder                              50,205           55,580
________________________________________________________________________
Total Liabilities                              869,497        1,258,150
________________________________________________________________________

Stockholders' Equity
Common Stock:  $.001 Par; 20,000,000 Shares
              Authorized, 4,655,310 Shares
              Issued and Outstanding             4,655            4,655
Additional Paid-In Capital                     405,426          405,426
Deficit                                       (382,581)        (359,928)
________________________________________________________________________
Total Stockholders' Equity                      27,500           50,153
________________________________________________________________________
Total Liabilities and Stockholders' Equity   $ 896,997      $ 1,308,303
________________________________________________________________________

                                        F-2


REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
________________________________________________________________________
Three Months Ended March 31,                      2001            2000
________________________________________________________________________
Revenues
Rental Income                                  $  36,360      $  43,190
Management Services                                3,821          5,780
________________________________________________________________________
Total Revenues                                    40,181         48,970
________________________________________________________________________

Expenses
Direct Expenses
Depreciation                                       9,196         13,661
Interest                                          16,725         17,623
Real Estate Taxes and Insurance                    6,219          9,974
Repairs and Maintenance                            3,455          5,232
Other Direct Expenses                              1,697          2,746
________________________________________________________________________
Total Direct Expenses                             37,292         49,236
________________________________________________________________________
General and Administrative Expenses
Licenses, Dues and Fees                              484          4,853
Occupancy Expenses                                 2,278          1,380
Other General and Administrative Expenses          6,416          7,350
________________________________________________________________________
Total General and Administrative Expenses          9,178         13,583
________________________________________________________________________
Total Expenses                                    46,470         62,819
________________________________________________________________________
Loss Before Other Income and (Expenses)           (6,289)       (13,849)
________________________________________________________________________

Other Income and (Expenses)
Interest and Other Income                             77             ---
Loss on Sale of Revenue Producing Assets         (16,441)            ---
________________________________________________________________________

Loss Before Provision for Taxes                  (22,653)       (13,849)

Provision for Taxes                                  ---             ---
________________________________________________________________________

Net Loss for the Period                        $ (22,653)     $ (13,849)
________________________________________________________________________

Weighted Average Number of Common Shares
Outstanding                                    4,655,310       4,655,310

Loss Per Common Share - Basic and Diluted       $  (0.00)      $   (0.00)
________________________________________________________________________

                                    F-3

REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
________________________________________________________________________
Three Months Ended March 31,                        2001          2000
________________________________________________________________________
Cash Flows from Operating Activities

Net Loss for the Period                          $(22,653)     $(13,849)

Adjustments to Reconcile Net Loss for the Period
  to Net Cash Flows from Operating Activities:
Depreciation                                        9,722        14,184
Loss on Sale of Revenue Producing Assets           16,441           ---

Changes in Assets and Liabilities:
Other Current Assets                               (4,098)        2,668
Accounts Payable and Accrued Expenses              (6,962)        1,827
________________________________________________________________________
Net Cash Flows from Operating Activities           (7,550)        4,830
________________________________________________________________________

Cash Flows from Investing Activities
Acquisition of Office Equipment                    (624)           (528)
Improvements to Income Producing Properties        (642)         (2,963)
________________________________________________________________________
Net Cash Flows from Investing Activities         (1,266)         (3,491)
________________________________________________________________________

Cash Flows from Financing Activities
Proceeds from Sale of Revenue Producing Assets   97,167              ---
Repayment of Mortgages                          (92,239)         (3,126)
Capital Contribution                                ---           3,545
Change in Due to Stockholder                     (3,410)         (1,160)
________________________________________________________________________
Net Cash Flows from Financing Activities          1,518          (1,041)
________________________________________________________________________
Net Increase (Decrease) in Cash
and Cash Equivalents                             (7,298)            298
Cash and Cash Equivalents - Beginning of Period  18,113          19,439
________________________________________________________________________
Cash and Cash Equivalents - End of Period      $ 10,815        $ 19,737
________________________________________________________________________

                                  F-4



REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) - continued
________________________________________________________________________
Three Months Ended March 31,                          2001       2000
________________________________________________________________________
SUPPLEMENTARY DISCLOSURES
________________________________________________________________________
Interest Paid                                       $ 16,725   $ 17,623
Income Taxes Paid                                   $    ---   $    ---
________________________________________________________________________


NON-CASH INVESTING AND FINANCING ACTIVITIES
________________________________________________________________________

Acquisition of Subsidiary - RENI
   with Mortgage Financing                          $     --- $ 588,000
   with Stockholder Notes Payable                         ---   322,000
   with Stockholder Capital Contribution                  ---    65,500
                                                    ____________________
      Total                                         $     --- $ 975,500
                                                    ____________________
Disposal of Revenue Producing Assets:
   Reduction of Mortgage (Banks) Financing           $ 208,408      ---
   Reduction of Mortgage (Stockholder) Financing     $  69,683      ---
 Net Book Value of Disposed Revenue Producing Assets $ 393,664      ---
 _______________________________________________________________________

                                    F-5


REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________

Note A -  Basis of Presentation
        The condensed consolidated financial statements of REII Incorporated and Subsidiaries (the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in conjunction with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the annual audited financial statements and the notes thereto included in the Company's Form 10-KSB, and other reports filed with the SEC.

        The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year as a whole. Factors that affect the comparability of financial data from year to year and for comparable interim periods include the acquisition of additional income producing properties, sale or disposal of income producing properties, mortgage refinancing, and general and administrative costs required to meet SEC reporting obligations. Certain financial information that is not required for interim financial reporting purposes has been omitted.

Note B -   Principles of Consolidation
        The consolidated financial statements include the accounts of the Company and its subsidiaries, Ricketts Enterprises International, Inc.
(REI) and Ricketts Enterprises of Naples, Inc. (RENI). All significant intercompany balances and transactions have been eliminated in consolidation.

Note C -   Other Matters
The Company has an agreement represented by a Letter of Intent to purchase 13 residential rental properties and one commercial office property from Garfield Ricketts, a majority stockholder. Purchase price upon acquisition will be the properties' market value, based on independent appraisals. Market value of the 14 properties is currently approximately $1,210,000, based on Multiple Listing Service's market analysis, which tracks sales prices of comparable properties within the area. Terms of the agreement require the Company to assume, refinance, or pay off the balance due on the first mortgages on the properties of approximately $508,000 as of March 31, 2001, and pay the balance of the market value to Garfield Ricketts in cash or other form of payment acceptable to him. All properties to be acquired will be subject to updated independent property appraisals.



The Company is in the process of dissolving the RENI subsidiary. The dissolution of RENI is expected to be completed during the fiscal year ended December 31, 2001, and does not have a material impact on the financial position or continuing operations of the Company.

Certain amounts in the prior year financial statements have been reclassified to conform with the current year presentation.

REII INCORPORATED AND SUBSIDIARIES
________________________________________________________________________

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Revenue Sources

The Company generates revenue primarily from the rental of residential property, representing approximately 90% of total revenues, and real estate management services, representing approximately 10% of total revenues. The Company plans to increase revenues by acquiring existing and/or developing new residential properties and commercial real estate.

Financial Condition, Liquidity, and Contingent Liabilities

The Company's long-term debt to capital (long-term debt and stockholders' equity) ratio at March 31, 2001 and December 31, 2000 was 96.6% and 95.8%, respectively.

The Company's source of working capital is from rental operating activities and prior capital contributions from stockholders. The Company has not borrowed any moneys from financial institutions for working capital needs. All debts of the Company are first mortgages on income producing properties.

Net cash provided by operating activities for the three month periods ended March 31, 2001 and 2000 was negative $7,550 and positive $4,830, respectively. The negative cash flow in 2001 was primarily due to payment of current liabilities.

Management of the Company believes that there are no commitments, uncertainties, or contingent liabilities that will have a materially adverse effect on the consolidated financial position or future results of operations of the Company.




REII INCORPORATED AND SUBSIDIARIES
________________________________________________________________________

Capital Expenditures and Financing Requirements

The Company acquired 100% of the issued and outstanding common shares of Ricketts Enterprises of Naples, Inc. ("RENI") on March 15, 2000. RENI was formed on December 7, 1999 under the law of the State of Florida by two of REII's stockholders, Garfield Ricketts, a 62% stockholder, and Una Ricketts, a 15% stockholder, for the purpose of acquiring seven (7) rental real estate properties formerly owned by Garfield Ricketts. RENI's purchase price of $975,500 was based on the total market value of the seven (7) properties, established by an independent appraiser. The acquisition was financed with bank mortgages in the amount of $588,000, mortgages to Garfield Ricketts in the amount of $322,000 and a capital contribution from Garfield Ricketts of $65,500.

There were no real property acquisitions or investments thereof during the three months ended March, 31, 2001.

Capital expenditures for improvements to income producing properties during the three month periods ended March 31, 2001 and 2000 totaled $642 and $2,963, respectively.

Capital expenditures for office equipment additions during the three month periods ended March 31, 2001 and 2000 totaled $624 and $528, respectively.

Net cash provided by financing activities for the three month periods ended March 31, 2001 and 2000 was positive $1,518 and negative $1,041, respectively. Fluctuations include changes in amounts due to Garfield Ricketts, majority stockholder, for collection of rents on his personal properties, a capital contribution in 2000, proceeds from the sale of two
(2) revenue producing assets in 2001, and the repayment of mortgages.

The Company has an agreement represented by a Letter of Intent to purchase 13 residential rental properties and one commercial property from Garfield Ricketts, a majority stockholder. Purchase price upon acquisition will be the properties' market value, based on independent appraisals. Market value of the 14 properties is currently approximately $1,210,000, based on Multiple Listing Service's market analysis, which tracks sales prices of comparable properties within the area. Terms of the agreement require the Company to assume, refinance, or pay off the balance due on the first mortgages on the properties of approximately $508,000 as of March 31, 2001, and pay the balance of the market value to Garfield Ricketts in cash or other form of payment acceptable to him. All properties to be acquired will be subject to updated independent property appraisals.

The Company will require funds to acquire additional income producing properties and/or real estate related entities. The Company will seek to borrow funds from financial institutions or raise money through the offering of its common stock. Management believes that the Company can continue to operate and meet its obligations via working capital from operating and financing activities. Management is of the opinion that inflation has not and will not have a material effect on the operations of the Company.

                                   F-10

REII INCORPORATED  AND SUBSIDIARIES
_________________________________________________________________________

Results of Operations

The following table sets forth for the periods indicated, the percentages which selected items in the Company's Statements of Operations bear to total revenues:
________________________________________________________________________
Three Months Ended March 31,                       2001        2000
________________________________________________________________________
Revenues
Rental Income                                     90.5%        88.2%
Management Services                                9.5%        11.8%
________________________________________________________________________
Total Revenues                                   100.0%       100.0%
________________________________________________________________________

Expenses
Direct Expenses
Depreciation                                      22.9%        27.9%
Interest                                          41.6%        36.0%
Real Estate Taxes and Insurance                   15.5%        20.4%
Repairs and Maintenance                            8.6%        10.7%
Other Direct Expenses                              4.2%         5.6%
________________________________________________________________________
Total Direct Expenses                             92.8%       100.6%
________________________________________________________________________

General and Administrative Expenses
Licenses, Dues, and Fees                           1.2%         9.9%
Occupancy Expenses                                 5.7%         2.8%
Other General and Administrative Expenses         16.0%        15.0%
________________________________________________________________________
Total General and Administrative Expenses         22.9%        27.7%
________________________________________________________________________
Total Expenses                                   115.7%       128.3%
________________________________________________________________________
Loss Before Other Income and (Expenses)          (15.7)%      (28.3)%

Other Income and (Expenses)
Interest and Other Income                          0.2%         0.0%
Loss on Sale of Revenue Producing Assets         (40.9)%        0.0%
________________________________________________________________________
Loss Before Provision for Taxes                  (56.4)%      (28.3)%
________________________________________________________________________
Provision for Taxes                                0.0%         0.0%
________________________________________________________________________
Net Loss for the Period                          (56.4)%      (28.3)%





REII INCORPORATED  AND SUBSIDIARIES
________________________________________________________________________

Three Months Ended March 31, 2001 Compared With Three Months Ended March 31,
2000

Net Loss
The Company reported a net loss of $22,653 for the three months ended March 31, 2001, compared to a net loss of $13,849 for the three months ended March 31, 2000. The losses are due primarily to expenses incurred to acquire additional revenue producing assets, expenses incurred to dispose of revenue producing assets, and depreciation and maintenance of the revenue producing assets.

Revenues
Total revenues for the three months ended March 31, 2001 decreased by $8,789 (17.9%) to $40,181 from $48,970 for the three months ended March 31, 2000. The decrease was due primarily to a decrease in rental income, due to the disposal of six (6) rental properties in the last quarter of 2000 and January 2001, which were acquired in March 2000.

Direct Expenses
Direct expenses for the three months ended March 31, 2001 decreased by $11,944 (24.3%) to $37,292 (92.8% of total revenues) from $49,236 (100.6% of total revenues) for the three months ended March 31, 2000. The decrease was due primarily to the disposal of rental properties in the last quarter of 2000 and January 2001.

General and Administrative Expenses
General and administrative expenses for the three months ended March 31, 2001 decreased by $4,405 (32.4%) to $9,178 (22.9% of total revenues) from $13,583 (27.7% of total revenues) for the three months ended March 31, 2000. The decrease was due primarily to fees incurred to acquire new rental properties in 2000 that were not incurred in 2001.

Other Expenses
Other expenses for the three months ended March 31, 2001 increased by $16,441 to $16,441 (40.9% of total revenues) from $-0- (0.0% of total revenues) for the three months ended March 31, 2000. The increase was primarily due to expenses incurred from the sale of two (2) rental properties.

Income Taxes
There were no provisions for income tax for the three months ended March 31, 2001 and 2000 because the Company was operating at a loss.